Exhibit 99.1

WINDSOR, CT, February 12, 2014 (GLOBE NEWSWIRE) SS&C Technologies Holdings, Inc. (Nasdaq:SSNC), a global provider of financial services software and software-enabled services (the “Company”), today announced that it completed a repricing of its $213.2 million term A-2 loans (the “Existing Term Loan A-2”). As a result of the repricing transaction, the Existing Term Loan A-2 has been replaced by new term A-2 loans (the “New Term Loan A-2”) at the same outstanding principal balance of $213.2 million, but at a different interest rate. The applicable interest rate on the New Term Loan A-2 has been reduced to either LIBOR plus 2.0% or the base rate plus 1.0%.

Based on current market conditions, the repricing represents a reduction in the interest rate of 50 basis points and is expected to reduce annual cash interest payments by approximately $1.1 million, before considering future principal payments.

The maturity date for the Term Loan A-2 remains December 8, 2017 and no changes were made to the financial covenants or scheduled amortization.

Deutsche Bank AG New York Branch acted as the Designated 2014 Replacement Term A-2 Lender, and Deutsche Bank Securities, Inc. acted as the lead arranger, in connection with the repricing.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. Some 6,900 financial services organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $26 trillion in assets.

Additional information about SS&C (NASDAQ: SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations Coordinator

Tel: +1- 212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies 80 Lamberton Road Windsor, CT 06095 USA

Tel +1-800-234-0556 +1-860-298-4500 Fax +1-860-298-4987 E-mail